Exhibit 99.1

      OIL STATES ANNOUNCES BOARD APPROVAL TO EXPAND OIL SANDS OPERATIONS

    HOUSTON, Nov. 28 /PRNewswire-FirstCall/ -- Oil States International, Inc. (NYSE: OIS) announced today that its Board of Directors has approved capital expenditures to expand its accommodations operations in the oil sands region of northern Alberta, Canada. The Board authorized the Company's Canadian subsidiary, PTI Group Inc. ("PTI"), to spend a total of approximately US$58.2 million over the next twelve months to expand two existing facilities in the region, the PTI Athabasca Lodge and the PTI Beaver River Executive Lodge, and to build a new facility, the PTI Wapasu Creek Lodge. These expansions to existing facilities coupled with the new Wapasu Lodge will expand the Company's capacity in the oil sands region by 1,250 incremental rooms available for customers by the end of 2007.

    All of these facilities are located north of Fort McMurray, Alberta, in the heart of the oil sands developments. Upon the completion of the expansion plans in the third quarter of 2007, the Athabasca Lodge will have 1,552 rooms (up from the 1,100 rooms available now) and provide oil sands workers and contractors with best-in-class accommodations. The Beaver River Executive Lodge, adjacent to the PTI Athabasca Lodge, provides executive level accommodations for middle and upper management working in the oil sands region. This facility offers executive suites with private bathrooms, free internet services, conference rooms, fitness facilities and a licensed lounge. The Beaver River Executive Lodge currently has a total of 444 rooms available with another 72 rooms set to open by the end of January 2007. The recently approved expansion will bring total capacity up to 732 rooms by the third quarter of 2007.

    PTI's Wapasu Creek Lodge, also to be located in the oil sands region, will provide both first class rooms and executive style suites. With several major oil sands projects in the region, the Company believes this is an opportune area for expanding its operations organically. At the completion of the authorized initial construction phase in third quarter of 2007, Wapasu Creek Lodge will open with a total of 589 rooms, but the facility's core infrastructure will be scalable up to 1,500 rooms depending on demand.

    "PTI is excited about the expansion of its oil sands operations," stated Ron Green, PTI's President and Chief Executive Officer. "We have been active partners to oil sands developers for over twenty years. With the current tight labor market in Canada, providing superior accommodations for personnel can be a competitive advantage in securing and retaining talented tradesmen."

    "These organic expansion plans demonstrate our unique avenue for growth in the oil sands region of Canada," stated Douglas E. Swanson, Oil States' Chief Executive Officer. "We are one of the few oilfield service companies with meaningful exposure to the oil sands activity. Industry studies forecast that operators will spend roughly C$80 billion in the next eight years on oil sands developments. These expenditures are expected to translate into an increased need for workers and, therefore, demand for accommodations. We expect these specific investments to add approximately $0.04 per diluted share to our 2007 earnings and $0.12 per diluted share on a full year basis. Given our unique exposure to the oil sands market, we are looking to expand our presence in the market and capitalize on what we see as strong growth for the next five to ten years."

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    Oil States International, Inc. is a diversified oilfield services company.
With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is organized in three business segments - Offshore Products, Tubular Services and Well Site Services, and is publicly traded on the New York Stock Exchange under the symbol OIS. For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com .

    The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2005 filed by Oil States with the SEC on March 2, 2006.

SOURCE  Oil States International, Inc.
    -0-                             11/28/2006
    /CONTACT: Bradley J. Dodson of Oil States International, Inc., +1-713-652-0582/
    /Web site:  http://www.oilstatesintl.com /